SCHEDULE 14A INFORMATION

  Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                                     1934
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                                Columbia Energy Group

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               (Name of Registrant as Specified In Its Charter)


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  `Project Compass' gets underway; teams to be named soon
Mark Wyckoff, NiSource vice president of human resources, has been named to lead Project Compass, the process of integrating Columbia Energy Group and NiSource. Steve Smith, Columbia service corporation senior vice president and deputy chief financial officer, will serve as point person for Columbia.
Columbia and NiSource have chosen "Compass" as the name and symbol for the team and process that will integrate the two companies, representing their commitment to build a new NiSource--agile, ready to compete and succeed in the rapidly changing energy marketplace.The new NiSource will have new ways of doing things that will deliver value to the company's shareholders, employees, customers and communities.
The team will look at possibilities, but ground them in reality. It will reach for new ideas and make the hard choices necessary to implement company strategy. Building such a company is no small task. To provide merger integration support, Andersen Consulting has been selected to work with the two companies.
The consulting firm uses a disciplined approach that will provide a template so that all the teams work consistently to achieve the integration goals. Andersen staff is already on site at NiSource headquarters in Merrillville, Indiana.
The definition of success for Project Compass is that by the close of the transaction, all employees will know what their jobs will be, whom they report to and what role they will play in achieving the company's strategic goals. Project Compass' mission will focus on three areas:
     |X| Guided by NiSource's commitments to the financial community, aggressively reduce costs and deliver value to the bottom line.
     |X| Driven by the NiSource strategy, position and build the organization of the future.
     |X|  Support the initial steps in a process of cultural change.
 The team's first step will be to develop detailed goals to support each of these areas.
Project Compass is divided into three phases during the next seven months. They are:
     |X|  OPPORTUNITY IDENTIFICATION
     |X|  CONCEPTUAL DESIGN
     |X|  DETAILED DESIGN
Right now, pre-project preparation is underway. Through May 15, the team is defining a process to manage the project, addressing all administrative issues and establishing office space in Merrillville, Indiana. In addition to developing the program management function, pre-project preparation involves:
     |X|  Defining the project organizational structure.
     |X|  Identifying staffing requirements.
     |X| Creating a detailed work plan to ensure all priority issues are identified.
     |X| Collecting and validating baseline data about NiSource and Columbia. |X| Establishing formal goals for the merger integration process.
This week employees from both companies will be identified to participate on various teams. The teams will gather for a kick-off session in Merrillville the week of May 15.
OPPORTUNITY IDENTIFICATION
Phase One, Opportunity Identification, begins on May 15 and will last for six weeks. The first goal during this phase is to identify and quantify the opportunities that will be


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pursued to achieve the targeted cost savings. In addition, teams will identify items that must be accomplished to legally and operationally run the combined company (e.g., shareholder reporting) as of the date the transaction closes. Workteams created for this phase will perform several activities including:
     |X| Understand the current NiSource and Columbia organizations, processes, procedures and systems (the "as is" organization).
     |X|  Identify major cost drivers.
     |X| Review best practices and benchmarks - within and outside the utility industry.
     |X|  Identify savings opportunities.
     |X|  Prioritize these opportunities.
     |X| Obtain a high level description of the changes that must be made by the time the transaction closes.
  CONCEPTUAL DESIGN
The Conceptual Design phase, which will begin July 1 and last approximately eight weeks, takes the approved initiatives from Phase One, Opportunity Identification, to the next level of detail. This includes designing the "to be" organization, processes and systems. The workteams will also define and understand the "gaps" that may exist between the "as is" and "to be" organizations. In this phase, the team will also do a cost/benefit analysis of the proposed changes, develop sequencing and timelines and identify the potential interdependencies of various elements that might affect implementation.
Throughout all phases of the project, employees from NiSource and Columbia companies will be working together on joint teams to meet Project Compass goals. DETAILED DESIGN Phase three, to begin in early September, will add detail to the design of the "to be" models and develop actual implementation plans.


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NY regulators back Millennium;urge FERC to speed up review
The New York Public Service Commission has told the Federal Energy Regulatory Commission (FERC) it supports the need for new natural gas pipelines in the state and urges FERC to expedite its review of the Columbia-sponsored Millennium pipeline project.
In an April 26 letter to FERC, the New York PSC urged the Commission to expedite its review of Millennium, stressing that the PSC "has been on the record and continues to support the construction of natural gas pipelines that will serve New York State, particularly New York City."
The PSC's comments came on the heels of a Millennium letter to Daniel Adamson, director of FERC's Office of Energy Projects, in which Columbia Transmission Market Development Vice President David Pentzien responded to several questions FERC had raised about the project, including questions about the effects of the proposed merger of Columbia Energy Group and NiSource, Inc.
"First and foremost, I want to assure you and the Commission that Columbia Gas Transmission Corp. and its three partners remain fully committed to the financing and construction of the project," Pentzien said in his letter to FERC. "It is true that NiSource is reviewing the project, as it should, but I have been authorized by NiSource to advise the Commission that NiSource fully supports both Columbia's continued participation in the project and the Commission's prompt approval of Millennium's certificate application."
In the letter, Pentzien noted that Millennium has successfully cleared numerous state and federal regulatory hurdles in addition to resolving routing concerns in Westchester County with the NewYork.
They included approvals from the New York Department of Environmental Conservation, the New York and Pennsylvania State Historic Preservation Offices and the Pennsylvania Department of Environmental Protection.
The Millennium partners originally filed an application for the project with FERC in December 1997, and received a favorable Draft Environmental Impact Statement from the Commission in April 1999. However, the Commission has delayed issuing a Final Environmental Impact Statement (FEIS) for the project or a certificate authorizing construction.
"Now that we have these state approvals in hand and have responded to your concerns, we ask for the FEIS to be issued," Pentzien said.
The 442-mile pipeline will originate at the Canadian border in Lake Erie and extend across southern New York to the New York City metropolitan area. It will transport about 700 million cubic feet of natural gas to help meet growing energy needs in the Northeast. Columbia Transmission is the project's largest interest holder and will operate the Millennium system. Other project sponsors are TransCanada PipeLines, Westcoast Energy and MCN Energy.


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CKY files merger application
NiSource, Columbia Energy Group and Columbia Gas of Kentucky (CKY) filed Monday a joint application with the Kentucky Public Service Commission requesting the necessary approvals related to the planned merger.
Under Kentucky's statutes, the Commission has 60 days in which to review and rule on the proposed merger.
Similar applications have been filed with the Pennsylvania Public Utility Commission and the State Corporation Commission of the Commonwealth of Virginia.

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Ohio PUC signs off on merger
Ohio regulators last week told the U.S. Securities and Exchange Commission (SEC) that a NiSource-Columbia merger would have no impact on the state's ability to protect the interests of Columbia Gas of Ohio (COH) ratepayers.
In a letter to the SEC, the Public Utilities Commission of Ohio (PUCO) also said it would continue to exercise jurisdiction over the regulated activities of the Columbia natural gas utility after the companies' proposed merger.
The PUCO action moves the NiSource-Columbia merger a step closer to the expected completion of the transaction later this year.
The Ohio commission's staff and COH regulatory staff negotiated a number of commitments by the utility, Columbia Energy Group and NiSource, which furnished the basis of the commission action.
The commitments include:

-- COH headquarters will remain at its present location in Columbus.
-- The merging companies do not anticipate any material impact on COH employment levels.
-- The PUCO and its staff will have access to the books and records of COH and other affiliates when relevant to the rates and services of COH.
-- The proposed merger leaves in place the COH rate freeze until October 2004 that was negotiated earlier with a regulatory collaborative and adopted by the PUCO.
COH is the largest natural gas utility in the state with more than 1.3 million customers in 64 of Ohio's 88 counties. Still pending are actions by several state public utility commissions and federal agencies, as well as shareholder votes on the merger.
"We appreciate the Ohio commission's timely action and consideration in addressing the merger," said Gary L. Neale, NiSource chairman, president and CEO and Oliver G. Richard III, Columbia Energy Group chairman, president and CEO, in a joint statement. "Consumer service and value delivery have and will continue to be major goals of the Columbia Gas distribution business."
"Columbia Energy Group and NiSource are proud of the record of excellence in customer service that has been established by Columbia Gas of Ohio," the Ohio utility stated in a commitment letter submitted to the PUCO. The letter also said the merging companies are committed to continuation of Columbia Gas of Ohio's robust Customer Choice program and its collaborative process in working with the commission on evolving issues in a competitive gas market.
The NiSource/Columbia Energy Group merger, announced February 28, will result in a combined company serving more than 4.1 million customers primarily located in nine states. Its operations will span the high-growth energy consumption corridor stretching from the Gulf of Mexico to New England, creating the largest natural gas distributor east of the Rocky Mountains.


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Employees holding Columbia stock to vote on merger
Columbia stockholders, including those employees who hold company stock through the Columbia Savings Plan, are receiving two important meeting notices in the mail.
One is for the company's annual meeting of stockholders on May 17 and the other is for a special meeting, scheduled for June 2, to vote on adoption of the merger agreement between NiSource and Columbia.
Adoption of the merger agreement requires the affirmative vote of a majority of the more than 80 million outstanding shares of Columbia stock, said Thomas L. Hughes, vice president for investor relations at Columbia.
Hughes noted that current and former employees of Columbia hold nearly nine percent of these shares.
The notices, or proxy statements, mailed to shareholders both for the annual and special meetings include cards for shareholders to record their votes.
For the June 2 special meeting for the merger adoption vote, stockholders may vote by telephone instead of mailing in their card. The proxy card contains instructions for telephonic voting.
The proxy votes will be tabulated by Columbia's transfer agent, Harris Trust. Voting of Savings Plan shares is confidential.
NiSource and Columbia announced on Feb. 28 that the boards of directors of both companies approved a definitive merger agreement under which NiSource will acquire all of the outstanding shares of Columbia in a transaction which values Columbia's common equity at approximately $6.0 billion. NiSource also will assume approximately $2.5 billion in Columbia long-term debt.
Upon completion of the transaction, Columbia and NiSource will become wholly owned subsidiaries of a new holding company.
With assets stretching from the Gulf of Mexico, through the Midwest to the Northeast, the combined company will have a powerful platform, with access to 30% of the U.S. population and 40% of U.S. energy consumption. The company will have over 4.1 million natural gas, electric, water and propane customers located primarily in nine states.
The agenda for Columbia's annual meeting includes the election of five directors: Wilson K. Cadman, J. Bennett Johnston, James P. Heffernan, Karen L. Hendricks and Peter M. Schwolsky, Columbia's chief legal officer.


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The following is included to conform with federal regulations:
This story and others on the merger contain certain forward-looking statements within the meaning of the federal securities laws; these forward-looking statements are subject to various risks and uncertainties. The factors that could cause actual results to differ materially from the projections, forecasts, estimates and expectations discussed herein may include factors that are beyond the companies' ability to control or estimate precisely, such as estimates of future market conditions, the behavior of other market participants and the actions of the Federal and State regulators. Other factors include, but are not limited to, actions in the financial markets, weather conditions, economic conditions in the two companies' service territories, fluctuations in energy-related commodity prices, conversion activity, other marketing efforts and other uncertainties. Other risk factors are detailed from time to time in the two companies' SEC reports. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The companies do not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of these stories.
In addition to other documents filed with the Securities and Exchange Commission by the two companies, NiSource and the new holding company have filed a registration statement, which contains a joint proxy statement/prospectus for NiSource and Columbia Energy. The final joint proxy statement/prospectus, dated April 24, 2000, is available and has been distributed to the companies' shareholders. Investors and security holders are urged to read the joint proxy statement/prospectus and any other relevant documents filed with the SEC when they become available because they will contain important information. Investors and security holders can receive the joint proxy statement/prospectus and other documents free of charge at the SEC's web site, www.sec.gov, from NiSource Investor Relations at 801 East 86th Avenue, Merrillville, Indiana 46410 or at its web site, www.nisource.com, or from Columbia Investor Relations at 13880 Dulles Corner Lane, Herndon, Virginia 20171 or at its web site, www.columbiaenergygroup.com.
Information concerning the identity of the participants in the solicitation of proxies by the NiSource Inc. and Columbia Energy Group boards of directors and their direct or indirect interests, by security holdings or otherwise, may be obtained from the Secretary of NiSource Inc. or the Secretary of Columbia Energy Group, as the case may be, at the addresses listed above.